Exhibit 99.1

January 30, 2006	Contact Information:
For Immediate Release	Thomas J. Jansen
Executive VP Finance and Chief Financial Officer
414.643.3000

Rexnord Corporation Reports Third Quarter Results

MILWAUKEE, WI – January 30, 2006

Rexnord Corporation, a leading manufacturer of precision motion technology products, today reported its summary results for the third quarter of its fiscal year 2006.

Third Quarter Highlights:

•                  Third quarter sales, including sales attributable to the Falk acquisition, grew 32.4% over the prior year third quarter to $264.5 million

•                  Income from operations increased 35.5% to $16.8 million

•                  Adjusted EBITDA grew 81% to $46.5 million or 17.6% of sales

•                  Prepaid $10 million of term debt in the quarter — $44 million through first nine months of fiscal 2006

Bob Hitt, Rexnord’s Chief Executive Officer, said, “We’re pleased with the financial results we’ve posted in the third quarter as well as our results through the first nine months of our fiscal 2006.  Our Adjusted EBITDA in the quarter grew 81% over the prior year quarter to $46.5 million, and through nine months our Adjusted EBITDA is up 52% to $135.4 million.  In addition to the absolute dollar growth, we’re also driving margin expansion as Adjusted EBITDA margins through nine months are up 230 basis points, reflecting the progress we’ve made on productivity and cost reductions year over year, as well as the benefits we’re capturing integrating the Falk acquisition.  Equally important to our operational execution has been our focus on managing the balance sheet.  We reduced our debt by $10 million in the quarter and $45 million year to date (adjusting for the Falk acquisition) resulting in a leverage profile at the end of the third quarter that is actually lower than one year ago, which was prior to making the Falk acquisition.”  Hitt concluded, “The integration of Falk remains on track and will be substantially complete in our fourth quarter.  Our priorities for the fourth quarter remain the same as the first nine months; focus on our customers, execute operationally, and generate cash to reduce our debt.”

Third Quarter of Fiscal 2006:

Adjusted EBITDA margins expand 470 basis points over prior year

Net sales in the third quarter of fiscal 2006 were $264.5 million, an increase of $64.8 million, or 32.4%, from the prior fiscal year third quarter’s net sales of $199.7 million.  The increase in net sales was due to the Falk acquisition and continued solid performance in our industrial products end markets of forest products, energy, construction equipment, natural resource extraction, metals processing and infrastructure expansion (mining, cement, aggregates), as well as strong demand for our aerospace products.  Third quarter sales were unfavorably impacted by 0.9% or $2.5 million as the Euro weakened against the U.S. dollar compared to the prior year.

Adjusted EBITDA in the third quarter of fiscal 2006 increased 81% to $46.5 million or 17.6% of sales compared to $25.7 million or 12.9% of sales in the prior year third quarter.  Adjusted EBITDA excludes restructuring and other similar costs of $14.5 million in the third quarter of fiscal 2006 and $1.7 million in the third quarter of fiscal 2005.  Included within the $14.5 million of restructuring and other similar costs in the third quarter of fiscal 2006 are expenses related to the integration of Falk and $5.7 million of non-cash asset impairments related to the closures of two manufacturing facilities.  Adjusted EBITDA includes LIFO expense of $2.0 million in the third quarter of fiscal 2006 compared to $1.0 million in the third quarter of fiscal 2005.

Gross profit in the third quarter grew 48.6% to $82.0 million or 31.0% of sales, compared to $55.2 million or 27.6% of sales in the third quarter of fiscal 2005.  Gross profit in the third quarter of last year was negatively impacted by unfavorable manufacturing absorption as inventory levels were reduced on a constant currency basis by $14 million during that quarter.   Selling, general and administrative expense (“SG&A”) expressed as a percentage of sales declined 110 basis points to 17.7% from 18.8% in the prior year third quarter.

Income from operations in the third quarter of fiscal 2006 grew 35.5% or $4.4 million to $16.8 million due to the additional sales volume, integration synergies from our Falk acquisition, and a continued focus on using Rexnord Business System principles to drive cost reductions and productivity improvements.  Interest expense increased $4.5 million due to additional indebtedness as a result of the Falk acquisition.   Net income in the third quarter increased to $0.6 million compared to $0.3 million in the third quarter of last year.

Nine Months of Fiscal 2006:

Adjusted EBITDA margins expand 230 basis points over prior year

Net sales in the first nine months of fiscal year 2006 were $777.7 million, a 32.3% improvement over the first nine months of last year.  From a sales channel perspective, our industrial distributors, OEM customers and end users are all posting solid year over year growth compared to the prior year first nine months driven by a mix of solid end-user demand via after-market replacement parts and project based activity across a broad spectrum of industrial sectors, particularly forest products, energy, natural resource extraction and metals processing.  The aerospace product line continues to perform well, with orders up 16% through the first nine months and a backlog 44% higher than one year ago.  First nine months’ sales were favorably impacted by 0.3% or $2.1 million as the Canadian dollar strengthened against the U.S. dollar compared to the prior year.

Adjusted EBITDA in the first nine months of fiscal 2006 increased 52.1% to $135.4 million or 17.4% of sales compared to the prior year nine months.  Adjusted EBITDA excludes restructuring and other similar costs of $20.3 million in the first nine months of fiscal 2006 and $3.0 million in the first nine months of fiscal 2005.  Adjusted EBITDA includes LIFO expense of $0.5 million in the first nine months of fiscal 2006 and $2.1 million in the first nine months of fiscal 2005.

Gross profit margin through the first nine months of fiscal 2006 was 30.9% compared to 30.3% through the first nine months of fiscal 2005. SG&A expressed as a percentage of sales through the first nine months of fiscal 2006 is 17.6%, 160 basis points lower than the first nine months of last fiscal year.

Income from operations through the first nine months of fiscal 2006 grew 38.5% or $19.9 million to $71.6 million as the inclusion of the Falk acquisition and improved operating leverage across our overall cost structure, specifically SG&A, drove the improvement compared to the prior year first nine months.  Interest expense increased $12.7 million due to additional indebtedness as a result of the Falk acquisition, and other non-operating expenses (primarily financing expenses and foreign exchange) increased by $2.3 million.  Net income through the first nine months of fiscal 2006 grew to $13.2 million compared to $10.5 million in the first nine months of last year.

Prepaid $10 million of term debt in the quarter - $75 million over the past twelve months

At the end of the third quarter, the Company had total debt of $773.4 million and cash on hand of $8.7 million.  Total debt was reduced by $9.9 million in the quarter.  The Company’s leverage ratio (Debt-to-EBITDA as defined in the Company’s credit agreement) at the end of the third quarter was 4.1x compared to 4.5x at the end of the second quarter, 4.9x at the end of the first quarter ended June 2005 (following the acquisition of Falk) and 3.9x at the end of the prior fiscal year (March 2005, prior to the acquisition of Falk).  Interest coverage (EBITDA-to-Interest as defined in the Company’s credit agreement) ended the third quarter at 3.1x compared to 2.8x as of the end of the second quarter, 2.7x as of the end of the first quarter and 3.2x at the end of fiscal 2005.

EBITDA and Adjusted EBITDA

Rexnord considers EBITDA and Adjusted EBITDA as an indicator of operating performance.

EBITDA represents earnings before interest, taxes, depreciation and amortization.  EBITDA is presented because it is an important supplemental measure of performance and it is frequently used by securities analysts, investors and other interested parties in the evaluation of companies in the industry.  EBITDA is also presented and compared by analysts and investors in evaluating the performance of issuers of “high yield” securities because it is a common measure of the ability to meet debt service obligations.  Other companies in the industry may calculate EBITDA differently.  EBITDA is not a measurement of financial performance under generally accepted accounting principles and should not be considered as an alternative to cash flow from operating activities or as a measure of liquidity or an alternative to net income as indicators of operating performance or any other measures of performance derived in accordance with generally accepted accounting principles.  Because EBITDA is calculated before recurring cash charges, including interest expense and taxes, and is not adjusted for capital expenditures or other recurring cash requirements of the business, it should not be considered as a measure of discretionary cash available to invest in the growth of the business.  See the Condensed Consolidated Statements of Cash Flow included in the attached financial statements.

Adjusted EBITDA represents EBITDA plus the additional adjustments described in the table below.  Adjusted EBITDA is presented because it better represents ongoing business performance than EBITDA, since the adjustments reflect earnings and expenses considered as non-representative of ongoing business for the reasons specified below.  Adjusted EBITDA is not a measurement of financial performance under generally accepted accounting principles and should not be considered as an alternative to cash flow from operating activities or as a measure of liquidity or an alternative to net income as indicators of operating performance or any other measures of performance derived in accordance with generally accepted accounting principles.  See the Condensed Consolidated Statements of Cash Flows included in the attached financial statements.

About Rexnord

Headquartered in Milwaukee, Wisconsin, Rexnord is a leading manufacturer of precision motion technology products.  The Company has approximately 5,700 employees located at 33 manufacturing facilities worldwide.  Rexnord products are sold around the world by over 300 direct sales representatives through a network of multiple service centers and warehouses backed by hundreds of independent stocking distributors.  For more information, visit www.rexnord.com.

Conference Call Details

Rexnord will discuss its second quarter results on a conference call on January 31, 2006 at 10:00 a.m. EDT.  The call will be conducted by Robert A. Hitt, CEO and Thomas J. Jansen, CFO.  The conference call can be accessed via telephone as follows:

Domestic toll-free #	1-800-811-8824
International toll #	1-913-981-4903
Access Code:	6439474

Lines will be muted until Rexnord completes its comments on the results.  Thereafter, a question and answer session will commence.

A replay of the conference call will be available until February 7, 2006.

Replay domestic toll-free #	1-888-203-1112
Replay international toll #	1-719-457-0820
Replay access code:	6439474

Information in this release may involve guidance, expectations, beliefs, plans, intentions or strategies regarding the future. These forward-looking statements involve risks and uncertainties described in our fiscal 2005 Form 10-K. All forward-looking statements included in this release are based upon information available to Rexnord Corporation as of the date of the release, and Rexnord Corporation assumes no obligation to update any such forward-looking statements. The statements in this release are not guarantees of future performance and actual results could differ materially from current expectations. Numerous factors could cause or contribute to such differences. Please refer to the Company’s reports filed from time to time with the Securities and Exchange Commission for a further discussion of the factors and risks associated with the business.

RBS Global, Inc. and Subsidiaries

Unaudited Condensed Consolidated Statements of Income

(in millions)

	Three Months Ended		Nine Months Ended
	January 1, 2006	January 2, 2005	January 1, 2006	January 2, 2005
	(Unaudited)	(Unaudited)	(Unaudited)	(Unaudited)

Net sales	$264.5	$199.7	$777.7	$587.8

Cost of sales	182.5	144.5	537.6	409.8
Gross profit	82.0	55.2	240.1	178.0

Selling, general and administrative expenses	46.7	37.6	136.6	112.9
Restructuring and other similar costs	14.5	1.7	20.3	3.0
Amortization of intangible assets	4.0	3.5	11.6	10.4
Income from operations	16.8	12.4	71.6	51.7

Non-operating income (expense):
Interest expense, net	(15.4)	(10.9)	(45.2)	(32.5)
Other, net	(0.9)	(1.0)	(3.8)	(1.5)
Income before income taxes	0.5	0.5	22.6	17.7
Provision (benefit) for income taxes	(0.1)	0.2	9.4	7.2
Net income	$0.6	$0.3	$13.2	$10.5

RBS Global, Inc. and Subsidiaries

Condensed Consolidated Balance Sheets

(in millions)

	January 1, 2006	March 31, 2005
	(Unaudited)
Assets
Current assets:
Cash	$8.7	$26.3
Receivables, net	154.3	127.7
Inventories	184.6	127.7
Other current assets	23.3	18.1
Total current assets	370.9	299.8

Property, plant and equipment, net	347.3	263.9
Intangible assets, net	134.7	111.3
Goodwill	681.3	575.1
Other assets	34.8	27.3
Total assets	$1,569.0	$1,277.4

Liabilities and stockholders’ equity
Current liabilities:
Current portion of long-term debt	$2.6	$3.3
Trade payables	89.8	78.3
Income taxes payable	4.0	3.7
Deferred income taxes	11.2	12.8
Compensation and benefits	38.6	32.6
Current portion of pension obligations	19.1	13.6
Current portion of postretirement benefit obligations	5.7	5.7
Other current liabilities	39.2	30.9
Total current liabilities	210.2	180.9

Long-term debt	770.8	503.4
Pension obligations	58.9	75.8
Postretirement benefit obligations	32.6	34.2
Deferred income taxes	52.5	50.2
Other liabilities	8.4	8.2
Total liabilities	1,133.4	852.7

Stockholders’ equity
Common stock, $0.01 par value; authorized 5,000,000 shares, issued and outstanding 3,623,809 shares at January 1, 2006 and 3,615,428 shares at March 31, 2005	0.1	0.1
Additional paid in capital	363.1	361.6
Retained earnings	58.6	45.4
Accumulated other comprehensive income	13.8	17.6
Total stockholders’ equity	435.6	424.7
Total liabilities and stockholders’ equity	$1,569.0	$1,277.4

RBS Global, Inc. and Subsidiaries

Unaudited Condensed Consolidated Statements of Cash Flows

(in millions)

	Nine Months Ended
	January 1, 2006	January 2, 2005
	(Unaudited)	(Unaudited)
Operating activities
Net income	$13.2	$10.5
Adjustments to reconcile net income to cash provided by operating activities:
Depreciation	31.9	23.9
Amortization of intangible assets	11.6	10.4
Amortization of deferred financing costs	2.7	2.5
Other non-cash charges	6.4	(0.9)
Changes in operating assets and liabilities:
Receivables	5.9	9.1
Inventories	(7.6)	5.0
Other assets	(2.5)	—
Accounts payable	(3.6)	(18.9)
Accruals and other liabilities	(13.5)	(19.0)
Cash provided by operating activities	44.5	22.6

Investing activities
Expenditures for property, plant and equipment	(22.3)	(20.1)
Proceeds from dispositions of fixed assets	1.0	1.0
Acquisition of The Falk Corporation, net of cash acquired of $4.9 million	(301.3)	—
Cash used for investing activities	(322.6)	(19.1)

Financing activities
Proceeds from issuance of long-term debt	312.0	—
Net payments on long-term debt	(45.1)	(14.8)
Payment of financing fees	(7.6)	—
Proceeds from issuance of common stock	1.2	2.0
Cash provided by (used for) financing activities	260.5	(12.8)

Effect of exchange rate changes on cash	—	1.0
Decrease in cash	(17.6)	(8.3)
Cash at beginning of period	26.3	21.8
Cash at end of period	$8.7	$13.5

Reconciliation of EBITDA and Adjusted EBITDA (1) (2)

(Unaudited)

	Three Months Ended		Nine Months Ended
(in millions)	January 1, 2006	January 2, 2005	January 1, 2006	January 2, 2005

Net income	$0.6	$0.3	$13.2	$10.5
Interest expense, net	15.4	10.9	45.2	32.5
Provision (benefit) for income taxes	(0.1)	0.2	9.4	7.2
Depreciation and amortization	15.2	11.6	43.5	34.3

EBITDA	31.1	23.0	111.3	84.5

Adjustments to EBITDA(1):
Restructuring and other similar costs	14.5	1.7	20.3	3.0
Other (income) expense, net	0.9	1.0	3.8	1.5
Subtotal Adjustments to EBITDA	15.4	2.7	24.1	4.5

Adjusted EBITDA	$46.5	$25.7	$135.4	$89.0

Memo: LIFO expense	2.0	1.0	0.5	2.1

Notes to Reconciliation of EBITDA and Adjusted EBITDA

(1)         Adjustments to EBITDA

We define Adjusted EBITDA as net income plus interest, income taxes, depreciation and amortization, plus adjustments for restructuring and other (income) expense.  For the three and nine months ending January 1, 2006, restructuring and other similar costs of $14.5 million and $20.3 million respectively, relates to restructuring expense associated with plant consolidation and severance and related costs.  Other (income) expense consists of:  (i) management fee expense of $0.5 million and $1.5 million, respectively, (ii) foreign currency losses of $0.0 million and $0.8 million, respectively, (iii) attorney fees incurred as part of the refinancing of our credit agreement of $0.1 million and $1.0 million, respectively,  (iv) losses on the sale of fixed assets of $0.3 million and $0.3 million, respectively, and  (v) other miscellaneous expenses of $0.0 million and $0.2 million, respectively.  For the three and nine months ending January 1, 2005, restructuring and other similar costs of $1.7 million and $3.0 million respectively, relates to restructuring expense associated with severance and related costs.  Other (income) expense consists of:  (i) management fee expense of $0.5 million and $1.5 million, respectively and (ii) a gain on the sale of fixed assets of $0.0 million and ($0.9) million, respectively, and (iii) foreign currency losses of $0.5 million and $0.9 million, respectively.

(2)         Historical Falk Net Sales and Pro Forma Adjusted EBITDA

The following table sets forth Falk’s historical net sales and Pro Forma Adjusted EBITDA for periods prior to our acquisition of Falk on May 16, 2005.  Pro Forma Adjusted EBITDA is defined as Falk’s historical net income plus interest, income taxes, depreciation and amortization, restructuring expenses, other non recurring expenses, LIFO expense, and pension and postretirement expenses retained by the seller, less estimated incremental costs to operate Falk under Rexnord’s ownership.

	Fiscal Year Ended March 31, 2005				Period From April 1, 2005 through May 16, 2005
(in millions)	First Quarter	Second Quarter	Third Quarter	Fourth Quarter

Falk Net Sales	$50.1	$50.4	$58.5	$55.0	$25.2
Falk Pro Forma Adjusted EBITDA	$7.2	$7.3	$7.9	$9.6	$3.5

EFFECT OF CURRENCY TRANSLATION ON SALES

The Company’s press release contains information regarding the effect of currency translation on sales which is a non-GAAP measure.  Rexnord believes this provides useful information to investors because it reflects performance of the Company without the effect of changes in currency rates, which is outside the control of management.  Management uses sales excluding translation as a measure to monitor and evaluate the Company’s regional performance.

The following is a reconciliation of reported net sales to net sales excluding currency translation for the three and nine month periods ended January 1, 2006.

	Three Months Ended January 1, 2006			Nine Months Ended January 1, 2006
(in millions)	Net Sales	Currency Translation	Sales Excluding Currency Translation	Net Sales	Currency Translation	Sales Excluding Currency Translation

United States	$185.5	$—	$185.5	$541.4	$—	$541.4
Canada	12.4	(0.4)	12.0	34.9	(1.9)	33.0
Europe	50.8	3.7	54.5	156.3	2.4	158.7
Rest of World	15.8	(0.8)	15.0	45.1	(2.6)	42.5
	$264.5	$2.5	$267.0	$777.7	$(2.1)	$775.6